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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Lambert                               James                  A.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)


330 Madison  Avenue
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                                    (Street)

New York                           New York                 10017-5001
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     NYMAGIC, INC. (NYM)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####
________________________________________________________________________________
4.   Statement for Month/Year

     12/31/98
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     General Counsel
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK                                                                                     1000           D
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====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship Form
                   2.                                                                                     Deriv-    of
                   Conver-                    5.                               7.                         ative     Deriv-   11.
                   sion                       Number of                        Title and Amount           Secur-    ative    Nature
                   or                         Derivative   6.                  of Underlying     8.       ities     Secur-   of
                   Exer-                      Securities   Date                Securities        Price    Bene-     ity:     In-
                   cise     3.                Acquired (A) Exercisable and     (Instr. 3 and 4)  of       ficially  Direct   direct
                   Price    Trans-   4.       or Disposed  Expiration Date     ----------------  Deriv-   Owned     (D) or   Bene-
1.                 of       action   Trans-   of (D)       (Month/Day/Year)              Amount  ative    at End    In-      ficial
Title of           Deriv-   Date     action   (Instr. 3,   ----------------              or      Secur-   of        direct   Owner-
Derivative         ative    (Month/  Code     4 and 5)     Date       Expira-            Number  ity      Year      (I)      ship
Security           Secur-   Day/     (Instr.  ------------ Exer-      tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)         ity      Year)    8)        (A)   (D)   cisable    Date     Title     Shares  5)       4)        4)       4)
----------------------------------------------------------------------------------------------------------------------------------
Stock Option (01)  $22.3300                                09/02/     09/02/   Common    10000            10000     D
                                                           1993       2002     Stock
----------------------------------------------------------------------------------------------------------------------------------
Stock Option       $22.9200                                12/08/     12/08/   Common     5000             5000     D
                                                           1994(02)   2004     Stock
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option       $17.3400                                09/14/     09/14/   Common    12000            12000     D
                                                           1995       2004     Stock
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===================================================================================================================================

Explanation of Responses:

(01) This Grant is exercisable over 9 years
(02) This Grant is exercisable over 5 years


    James A. Lambert                                        2/16/99
---------------------------------------------            -----------------------
    **Signature of Reporting Person                          Date
    James A. Lambert


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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